Exhibit 10.21

Audit Committee Charter

The Audit Committee (the "committee"), of the Board of Directors (The "board") of The Exploration Company of Delaware, Inc. (the "company"), will have the oversight responsibility, authority and specific duties as described below.

Composition

The committee will be comprised of three or more financially astute directors as determined by the board. The members of the committee will meet the independence and experience requirements of the Nasdaq Stock Market ("Nasdaq"). At least one member of the committee must qualify as a "financial expert" under the requirements put forth by the Securities and Exchange Commission ("SEC"). The members of the committee will be elected annually at the organizational meeting of the full board held immediately after the annual shareholders meeting and will be listed in the annual report to shareholders. One of the members of the committee will be elected committee chair by the board.

Responsibility

The committee is a part of the board. Its primary function is to assist the board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the committee provides an avenue for communication between the independent accountants, financial management and the board. The committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the committee, and that the ultimate accountability of the independent accountants is to the committee. The committee will make regular reports to the board concerning its activities.

While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the company's business conduct guidelines.

Authority

The committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the company. In that regard, the committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the committee.

Meetings

The committee is to meet at least four times annually and as many additional times as the committee deems necessary. Content of the agenda for each meeting should be cleared by the committee chair. The committee is to meet in separate executive sessions with the chief financial officer and the independent accountants at least once each year and at other times when considered appropriate.

Attendance

Committee members will strive to be present at all meetings. As necessary or desirable, the committee chair may request that members of management and representatives of the independent accountants be present at committee meetings.

Specific Duties

In carrying out its oversight responsibilities, the committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the board for approval. This should be done in compliance with applicable Nasdaq audit committee requirements.

2. Review with the company's management and independent accountants the company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability of the company's accounting principles used in financial reporting.

4. Review the scope and general extent of the independent accountant's annual audit. The committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the committee that no limitations have been placed on the scope or nature of their audit procedures. The committee will review annually with management the fee arrangement with the independent accountants.

5. The committee is directly responsible for the appointment, compensation, retention and oversight of the registered public accounting firm that is retained to perform audit services and issue an audit report (elsewhere referred to as the "independent accountants" or "auditor"). The independent accountants shall report directly to the committee.

6. Requests for non-audit services to be provided by the independent auditor will come to the committee for approval prior to engagement of the auditor, in accordance with established procedure.

7. Review and approve in advance any related-party transactions that qualify under Item 404 of Regulation S-K.

8. Prepare the report that the SEC requires to be included in the Company's annual proxy statement and review the matters described in such report.

9. Review the complaint handling procedure and retention policy for adequacy. Follow-up on complaints or tips received regarding accounting, internal accounting controls and/or auditing matters.

Last modified in January 2004.